UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2015 (November 12, 2015)

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC	430023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2015, Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold”), the controlled subsidiary of Kingold Jewelry, Inc. entered into the Loan Agreement of Circulating Funds (“Loan Agreement”) with the Jiang’an Wuhan Branch of Hubei Bank Co., Ltd. The Loan Agreement provides for an aggregate loan of RMB 20 million (approximately US $3.2 million). The stated purpose for the loan is for purchasing raw materials. The loan has a maturity date of November 12, 2016, and bears fixed interest at the benchmark interest rate of value date +20% of such rate. For example, if the benchmark interest rate is 6%, then such loan has a rate of 7.2%. The repayment of the loan may be accelerated under certain conditions, including upon a default of principal or interest payment when due, breach of representations or warranties, certain cross-defaults, upon the occurrence of certain material events affecting the financial viability of Wuhan Kingold, and other customary conditions.

An English translation of the Loan Agreement of Circulating Fund is filed as Exhibit 10.1 hereto. The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Loan Agreement of Circulating Fund (English translation), dated September 24, 2015, between Wuhan Kingold Jewelry Company Limited and Hubei Bank Co., Ltd. (Jiang’an Wuhan Branch)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Zhihong Jia
Name: Zhihong Jia Title: Chief Executive Officer

Date: November 18, 2015